Exhibit 99f.doc

                                  Press Release

INTREPID TECHNOLOGY ANNOUNCES EXECUTION OF STANDBY EQUITY DISTRIBUTION AGREEMENT
             WITH CORNELL CAPITAL PARTNERS LP FOR UP TO $25 MILLION

                            TUESDAY OCTOBER 19, 2004

Intrepid Technology. (OTC: BB: IESV), today announced that it has signed a Standby Equity Distribution Agreement ("The Agreement") that allows Intrepid, at its option and subject to certain conditions, to issue shares to investment fund Cornell Capital Partners up to a maximum value of US $25 million.

Under the terms of the Agreement, Intrepid may, at its discretion, issue shares to Cornell at any time over the twenty-four months commencing after the Company obtains an effective registration statement relating to the shares sold under the Standby Equity Distribution Agreement. The maximum aggregate amount of the equity placements pursuant to the Agreement is US$25 million. The facility may be exercised in whole or in part at Intrepid's discretion subject to certain conditions, including a maximum draw of $350,000 per weekly advance and a maximum of $1,200,000 per 30 days. The issuance of the shares according to the Agreement is subject to an effective registration statement. The shares will be issued to Cornell at a discount to the market price as of the date of the issuance and in accordance with the terms of the Agreement. Additionally Cornell has agreed to purchase US$750,000 convertible debenture from Intrepid over three draws of $450,000, $150,000 and $150,000 over time and subject to certain conditions, including the Company increasing its authorized shares of common stock to at least 250,000,000 shares prior to the second and third draws.

Intrepid CEO Dr. Dennis Keiser commented: "We are delighted to have signed this agreement with Cornell. The advantage of this agreement is that although the funds are secured and available to us, any draw down of the facility is at our discretion. I believe that this should give shareholders and customers confidence that we have a source for the funds needed to build and operate additional bio-gas refineries and allow us to execute our strategy of owning or jointly owning these facilities."

"Intrepid Technology is an outstanding investment opportunity for us," said Mark Angelo, President and Portfolio Manager at Cornell Capital. "In our view, the alternate energy sector, in which Intrepid operates, show enormous potential, and we believe that Intrepid is well positioned. We are eager to assist Intrepid in meeting its ongoing financing needs for growth, and we look forward to a long-term relationship with the Company."

About Intrepid Technology and Resources


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About Intrepid Technology: We are a premier technology application innovator of
Biogas products and services designed to assist in worldwide energy independence and reduce pollution from renewable agriculture feedstock and industrial and agriculture waste materials. Intrepid presently builds, innovates, operates and owns bio-gas refineries that takes animal waste from dairies and produces marketable methane gas while providing substantial environmental advantages to the dairy. For additional information please call: Steve Ellis 208-529-5337 or visit www.intrepid21.com
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About Cornell Capital Partners, LP

Managed by US based Yorkville Advisers LLC, Cornell Capital Partners; LP is a key player in structuring and executing equity agreements. Facilities similar to this Standby Equity Distribution Agreement are widely utilized by companies in the USA, UK and Australia. To date, the Cornell group has made available in excess of $800 million for over 100 publicly traded corporations. For more information please visit: www.CornellCapital.com
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Statements released by Intrepid Technologies and Resources that are not purely historical are forward looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.


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